Exhibit 99.1

2016 Results Announced for EQT Midstream Partners and EQT GP Holdings

PITTSBURGH--(BUSINESS WIRE)--February 2, 2017--EQT Midstream Partners, LP (NYSE: EQM) today announced full-year and fourth quarter 2016 results. For the year, EQM net income totaled $538.0 million, adjusted EBITDA was $572.6 million, net cash provided by operating activities was $537.9 million, and distributable cash flow was $523.3 million. EQM operating income in 2016 was $526.9 million, 17% higher than last year. For the fourth quarter, EQM net income totaled $135.7 million, adjusted EBITDA was $156.9 million, net cash provided by operating activities was $157.9 million, and distributable cash flow was $135.2 million. EQM operating income in the fourth quarter 2016 was $134.6 million, 8% higher than the same quarter last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to their most comparable GAAP financial measure as well as important disclosures regarding projected adjusted EBITDA and projected distributable cash flow.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQGP of $234.2 million for 2016 and $57.6 million for the fourth quarter 2016.

2016 EQM Highlights:

  Achieved 21% year-over-year per unit distribution growth
  Maintained a 1.5x coverage ratio for the year
  Generated 84% of revenue from firm reservation fees
  Placed the Ohio Valley Connector (OVC) pipeline into service
  Acquired the Allegheny Valley Connector and several Marcellus gathering systems from EQT
  Completed phase one of the header pipeline for Range Resources

Effective October 1, 2016, EQM acquired the Allegheny Valley Connector (AVC) and several Marcellus gathering systems from EQT Corporation (EQT) (October 2016 Acquisition). As a result of the October 2016 Acquisition, prior period financial statements have been retrospectively recast for all periods presented to reflect the acquisition.

EQM fourth quarter operating revenue increased $24.3 million, 14% higher compared to the same quarter last year. The increase was primarily due to increased firm transmission capacity and higher contracted firm gathering capacity. In the fourth quarter, 91% of the operating revenue was generated by firm reservation fees. Operating expenses were up $14.6 million versus the fourth quarter of 2015, primarily from higher depreciation and amortization from assets placed in service during 2016, timing of activities and increases consistent with the growth of the business.

QUARTERLY DISTRIBUTION

EQM

For the fourth quarter of 2016, EQM will pay a quarterly cash distribution of $0.85 per unit, which will be paid on February 14, 2017 to EQM unitholders of record at the close of business on February 3, 2017. The quarterly cash distribution is 4% higher than the third quarter of 2016 and is 20% higher than the fourth quarter of 2015.

EQGP

For the fourth quarter of 2016, EQGP will pay a quarterly cash distribution of $0.177 per unit, which will be paid on February 23, 2017 to EQGP unitholders of record at the close of business on February 3, 2017. The quarterly cash distribution is 7% higher than the third quarter of 2016 and is 45% higher than the fourth quarter 2015 distribution. For the quarter, EQGP expects to receive $47.9 million of cash distributions from EQM and distribute $47.1 million.

GUIDANCE

Current Guidance
Full-year 2017 - $MM
Net Income	$555 – $595
Adjusted EBITDA	$670 – $710
Distributable Cash Flow	$590 – $630

Q1 2017 - $MM
Net Income	$132 – $142
Adjusted EBITDA	$160 – $170

EQM forecasts 20% growth in its annual per unit distribution for 2017, which results in EQGP per unit distribution growth of approximately 40%.

Beginning in 2018, EQM is targeting annual per unit distribution growth of 15% - 20% for several years. For EQGP, the corresponding annual per unit distribution growth target is 30% - 40%.

EQM is unable to provide a projection of its full-year 2017 net cash provided by operating activities, the most comparable financial measure to distributable cash flow calculated in accordance with GAAP. Please see the Non-GAAP Disclosures section of this news release.

EQM EXPANSION & ONGOING MAINTENANCE CAPITAL EXPENDITURES

Expansion

Expansion capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $96 million in the fourth quarter and $656 million for the full year.

$MM	Q4 2016	2016 Full-year*
Ohio Valley Connector	$10	$214
Header Pipeline	31	172
Gathering	15	113
Mountain Valley Pipeline	22	98
Other Transmission & AVC	18	59
Total	$96	$656

* 2016 full-year has been recast to include the October 2016 Acquisition. The total includes $38 million EQT invested in the acquired assets prior to the October 2016 Acquisition.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $12 million in the fourth quarter 2016 and $21 million for the year, excluding ongoing maintenance of $6.5 million attributable to the October 2016 Acquisition prior to the acquisition.

PROJECT UPDATE

Header Pipeline

On October 1, 2016, phase one of the natural gas header pipeline for Range Resources was placed into service, providing 75 MMcf per day of firm capacity. The firm capacity will increase to 600 MMcf per day upon completion of the project, which is expected in Q2 of 2017. The project is backed by a ten-year firm capacity reservation commitment.

Mountain Valley Pipeline

The Federal Energy Regulatory Commission (FERC) issued the Draft Environmental Impact Statement for the project in September 2016 and the Commission is currently working to develop the Final Environmental Impact Statement. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms and is targeting a late 2018 in-service date.

NON-GAAP DISCLOSURES

EQM Adjusted EBITDA and Distributable Cash Flow

As used in this news release, EQM adjusted EBITDA means EQM’s net income plus net interest expense, depreciation and amortization expense, income tax expense (if applicable), preferred interest payments received post-conversion, and non-cash long-term compensation expense (if applicable) less equity income, AFUDC - equity, capital lease payments and adjusted EBITDA of assets prior to acquisition dates. As used in this news release, distributable cash flow means EQM adjusted EBITDA less net interest expense excluding interest income on the preferred interest, capitalized interest and AFUDC - debt, and ongoing maintenance capital expenditures net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;
  EQM’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s results of operations and financial condition. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s annual report on Form 10-K for the year ended December 31, 2016.

EQM is unable to project net cash provided by operating activities or provide the related reconciliation of projected net cash provided by operating activities to projected distributable cash flow, the most comparable financial measure calculated in accordance with GAAP, because net cash provided by operating activities includes the impact of changes in operating assets and liabilities. Changes in operating assets and liabilities relate to the timing of EQM’s cash receipts and disbursements that may not relate to the period in which the operating activities occurred, and EQM is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. EQM is also unable to provide a reconciliation of its projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, because EQM does not provide guidance with respect to the intra-year timing of its or MVP JV’s capital spending, which impact AFUDC-debt and equity and equity earnings, among other items, that are reconciling items between adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of net income, adjusted EBITDA and distributable cash flow to allow for the variability in the timing of cash receipts and disbursements, capital spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliations of projected distributable cash flow and adjusted EBITDA to projected net cash provided by operating activities and net income are not available without unreasonable effort.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

	Three Months Ended	Twelve Months Ended
	December 31, 2016	December 31, 2016
	(in thousands)
Net income	$135,700	$537,954
Add:
Net interest expense	5,318	16,766
Depreciation and amortization expense	19,514	62,691
Income tax expense	–	10,147
Preferred Interest payments received post conversion(1)	2,764	2,764
Non-cash long-term compensation expense	–	195
Less:
Equity income	(3,759)	(9,898)
AFUDC – equity	(2,669)	(19,402)
Pre-acquisition capital lease payments for AVC(2)	–	(17,186)
Adjusted EBITDA attributable to the October 2016 Acquisition assets prior to acquisition(3)	–	(11,420)
Adjusted EBITDA	$156,868	$572,611
Less:
Net interest expense excluding interest income on the Preferred Interest(4)	(7,058)	(18,506)
Capitalized interest and AFUDC - debt	(2,562)	(9,400)
Ongoing maintenance capital expenditures, net of reimbursements(5)	(12,074)	(21,434)
Distributable cash flow	$135,174	$523,271
Distributions declared(6):
Limited Partner	$68,495	$254,859
General Partner	29,327	99,859
Total	$97,822	$354,718
Coverage ratio	1.38x	1.48x

	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2016

	(in thousands)
Net cash provided by operating activities	$157,886	$537,904
Adjustments:
Pre-acquisition capital lease payments for AVC(2)	–	(17,186)
Capitalized interest and AFUDC - debt	(2,562)	(9,400)
Ongoing maintenance capital expenditures, net of reimbursements(5)	(12,074)	(21,434)
Current tax expense	–	1,373
Adjusted EBITDA attributable to October 2016 Acquisition assets prior to acquisition (3)	–	(11,420)
Other, including changes in working capital	(8,076)	43,434
Distributable Cash Flow	$135,174	$523,271
(1)	In conjunction with the October 2016 Acquisition, the operating agreement of EQT Energy Supply, LLC (EES) was amended and the accounting for EQM's preferred interest in EES converted from a cost method investment to a note receivable effective October 1, 2016. There were no changes in the annual $11 million cash payments; however, distributions from EES subsequent to this amendment were recorded partly as a reduction in the note receivable and partly as interest income, which is included in net interest expense in the accompanying statements of consolidated operations. Distributions received from EES prior to this amendment in 2016 were included in other income in the accompanying statements of consolidated operations. The calculation of adjusted EBITDA changed from the prior period in order to continue to reflect the cash payments from the preferred interest in a consistent manner despite the change in accounting treatment.
(2)	Reflects capital lease payments due under the lease. These lease payments were generally made monthly on a one-month lag prior to the October 2016 Acquisition.
(3)	Adjusted EBITDA attributable to AVC, excluding income tax expense and AFUDC – equity, was previously included in EQM's results as a result of the capital lease and was eliminated from adjusted EBITDA by subtracting the capital lease payment; therefore, there is no adjustment for AVC's adjusted EBITDA prior to acquisition other than the capital lease payments, income tax expense and AFUDC - equity. Adjusted EBITDA attributable to the acquisition assets other than AVC prior to the October 2016 Acquisition for the periods presented was excluded from EQM’s adjusted EBITDA calculations as these amounts were generated prior to EQM’s acquisition; therefore, they were not amounts that could have been distributed to EQM’s unitholders. Adjusted EBITDA attributable to these assets prior to acquisition for the year ended December 31, 2016 was calculated as net income of $1.3 million plus depreciation and amortization expense of $2.1 million plus income tax expense of $10.1 million less interest income of $0.5 million less AFUDC - equity of $1.6 million.
(4)

The calculation of distributable cash flow changed from the prior period in order to continue to reflect the cash payments from the preferred interest in a consistent manner despite the change in accounting treatment.

(5)	For the year ended December 31, 2016, excludes ongoing maintenance of $6.5 million attributable to the October 2016 Acquisition assets prior to acquisition.
(6)	Reflects cash distribution of $0.85 per limited partner unit for the fourth quarter and 80,581,758 million limited partner units outstanding as of December 31, 2016. If limited partner units are issued on or prior to February 3, 2017, the aggregate level of all distributions will be higher than reflected.

Q4 2016 Webcast Information

EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include fourth quarter and full-year 2016 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, and specific reference to EQM and EQGP fourth quarter and full-year 2016 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements

The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the fourth quarter 2016 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s gathering and transmission and storage revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering and transmission projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital contributions and capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected net income, projected adjusted EBITDA, projected EBITDA and projected distributable cash flow; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the expected cash distributions from EQT Energy Supply, LLC; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under (i) Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2016 to be filed with the SEC, and (ii) Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2016 to be filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per unit amounts)	2016	2015(1)	2016(1)	2015(1)
Operating revenues(2)	$195,014	$170,713	$735,614	$632,936

Operating expenses:
Operating and maintenance	21,526	18,451	73,213	70,103
Selling, general and administrative	19,384	14,324	72,761	61,902
Depreciation and amortization	19,514	13,013	62,691	49,895
Total operating expenses	60,424	45,788	208,665	181,900
Operating income	134,590	124,925	526,949	451,036
Other income	6,428	3,659	37,918	8,694
Net interest expense	5,318	4,982	16,766	21,345
Income before income taxes	135,700	123,602	548,101	438,385
Income tax expense (benefit)	–	3,281	10,147	(16,741)
Net income	$135,700	$120,321	$537,954	$455,126

Calculation of limited partner interest in net income:
Net income	$135,700	$120,321	$537,954	$455,126
Less:
Pre-acquisition net income allocated to parent	–	(7,612)	(21,861)	(72,782)
General partner interest in net income – GP units	(2,387)	(2,087)	(9,173)	(7,455)
General partner interest in net income - IDRs	(27,607)	(16,210)	(93,568)	(46,992)
Limited partner interest in net income	$105,706	$94,412	$413,352	$327,897

Net income per limited partner unit - basic	$1.31	$1.27	$5.21	$4.71
Net income per limited partner unit - diluted	$1.31	$1.26	$5.21	$4.70

Weighted average limited partner units outstanding – basic	80,599	74,626	79,367	69,612
Weighted average limited partner units outstanding – diluted	80,599	74,788	79,388	69,773
(1)	The twelve months ended December 31, 2015 have been recast to include the pre-acquisition results of the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by EQM on March 17, 2015 and the October 2016 Acquisition. The twelve months ended December 31, 2016 and the three months ended December 31, 2015 have been recast to include the pre-acquisition results of the October 2016 Acquisition.
(2)	Operating revenues included affiliate revenues of $143.0 million and $125.2 million for Q4 2016 and Q4 2015, respectively and $551.4 million and $462.4 million for the years ended December 31, 2016 and December 31, 2015, respectively.

EQT Midstream Partners, LP
Transmission Results of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015(1)	2016(1)	2015(1)
Financial Data (in thousands)
Transmission revenues
Firm reservation fee revenues	$87,813	$65,139	$ 277,816	$247,231
Volumetric based fee revenues:
Usage fees under firm contracts(2)	3,405	12,429	45,679	42,646
Usage fees under interruptible contracts	3,607	2,444	14,625	7,954
Total volumetric based fee revenues	7,012	14,873	60,304	50,600
Total transmission revenues	$94,825	$80,012	$ 338,120	$297,831

Operating expenses
Operating and maintenance	10,899	9,462	34,846	33,092
Selling, general and administrative	8,477	7,320	33,083	31,425
Depreciation and amortization	11,612	6,236	32,269	25,535
Total operating expenses	$30,988	$23,018	$ 100,198	$90,052

Operating income	$63,837	$56,994	$ 237,922	$207,779

Operating Data (in BBtu per day)
Transmission pipeline throughput
Firm capacity reservation	2,054	1,730	1,651	1,841
Volumetric based services(3)	57	387	430	281
Total transmission throughput	2,111	2,117	2,081	2,122

Average contracted firm transmission reservation commitments	3,485	2,795	2,814	2,624

Capital Expenditures (in thousands)	$38,092	$69,065	$ 292,049	$203,706
(1)	The twelve months ended December 31, 2015 have been recast to include the pre-acquisition results of NWV Gathering and the October 2016 Acquisition. The twelve months ended December 31, 2016 and the three months ended December 31, 2015 have been recast to include the pre-acquisition results of the October 2016 Acquisition.
(2)	Includes commodity charges and fees on volumes transported in excess of firm contracted capacity.
(3)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

EQT Midstream Partners, LP
Gathering Results of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015(1)	2016(1)	2015(1)
Financial Data (in thousands)
Gathering revenues
Firm reservation fee revenues	$90,110	$76,600	$ 339,237	$267,517
Volumetric based fee revenues:
Usage fees under firm contracts(2)	6,893	7,739	38,408	33,021
Usage fees under interruptible contracts	3,186	6,362	19,849	34,567
Total volumetric based fee revenues	10,079	14,101	58,257	67,588
Total gathering revenues	$100,189	$90,701	$ 397,494	$335,105

Operating expenses
Operating and maintenance	10,627	8,989	38,367	37,011
Selling, general and administrative	10,907	7,004	39,678	30,477
Depreciation and amortization	7,902	6,777	30,422	24,360
Total operating expenses	$29,436	$22,770	$ 108,467	$91,848

Operating income	$70,753	$67,931	$ 289,027	$243,257

Operating Data (in BBtu per day)
Gathered volumes
Firm capacity reservation	1,697	1,297	1,553	1,140
Volumetric based services(3)	285	430	420	485
Total gathered volumes	1,982	1,727	1,973	1,625

Capital Expenditures (in thousands)	$47,560	$43,109	$ 295,315	$225,537
(1)	The twelve months ended December 31, 2015 have been recast to include the pre-acquisition results of NWV Gathering and the October 2016 Acquisition. The twelve months ended December 31, 2016 and the three months ended December 31, 2015 have been recast to include the pre-acquisition results of the October 2016 Acquisition.
(2)	Includes fees on volumes gathered in excess of firm contracted capacity.
(3)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQT Midstream Partners, LP
Capital Expenditure Summary

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2016	2015(1)	2016(1)	2015(1)
Expansion capital expenditures(2)	$73,546	$95,796	$558,071	$388,442
Maintenance capital expenditures:
Ongoing maintenance	12,098	15,450	28,498	37,422
Funded regulatory compliance	8	928	795	3,379
Total maintenance capital expenditures	12,106	16,378	29,293	40,801
Total capital expenditures	$85,652	$112,174	$587,364	$429,243
(1)	The twelve months ended December 31, 2015 have been recast to include the pre-acquisition results of NWV Gathering and the October 2016 Acquisition. The twelve months ended December 31, 2016 and the three months ended December 31, 2015 have been recast to include the pre-acquisition results of the October 2016 Acquisition.
(2)	Does not include capital contributions made to MVP JV. EQM made capital contributions to MVP JV of $22.1 million and $35.5 million in Q4 2016 and Q4 2015 and $98.4 million and $84.4 million in 2016 and 2015.

EQT GP Holdings, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per unit amounts)	2016	2015(1)	2016(1)	2015(1)
Operating revenues(2)	$195,014	$170,713	$735,614	$632,936

Operating expenses:
Operating and maintenance	21,526	18,451	73,213	70,103
Selling, general and administrative	20,042	15,008	75,726	63,958
Depreciation and amortization	19,514	13,013	62,691	49,895
Total operating expenses	61,082	46,472	211,630	183,956
Operating income	133,932	124,241	523,984	448,980
Other income	6,428	3,659	37,918	8,694
Net interest expense	5,318	4,983	16,761	21,348
Income before income taxes	135,042	122,917	545,141	436,326
Income tax expense	–	3,281	10,147	2,326
Net income	$135,042	$119,636	$534,994	$434,000
Net income attributable to noncontrolling interests	77,448	66,823	300,815	226,397
Net income attributable to EQT GP Holdings, LP	$57,594	$52,813	$234,179	$207,603

Calculation of limited partners' interest in net income:
Net income attributable to EQT GP Holdings, LP	$57,594	$52,813	$234,179	207,603
Less: results attributable to the pre-IPO period	–	–	–	(42,238)
Less: pre-acquisition income allocated to parent	–	(7,612)	(21,861)	(61,676)
Limited partners' interest in net income	$57,594	$45,201	$212,318	$103,689

Net income per limited partner unit – basic and diluted	$0.22	$0.17	$0.80	$0.39

Weighted average limited partner units outstanding – basic and diluted	266,176	266,168	266,175	266,168
(1)	The twelve months ended December 31, 2015 have been recast to include the pre-acquisition results of NWV Gathering and the October 2016 Acquisition. The twelve months ended December 31, 2016 and the three months ended December 31, 2015 have been recast to include the pre-acquisition results of the October 2016 Acquisition.
(2)	Operating revenues included affiliate revenues of $143.0 million and $125.2 million for Q4 2016 and Q4 2015, respectively and $551.4 million and $462.4 million for the years ended December 31, 2016 and December 31, 2015, respectively.

CONTACT:
EQT Midstream Partners, LP and EQT GP Holdings, LP
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com